Exhibit 1.A(8)(c)(vi)

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BY FEDERAL EXPRESS

October 10, 1997



Ms. Carol Hard
President
ING America Equities Inc.
Security Life Center
1290 Broadway, Suite 1600
Denver, CO 80203-5699

Re: Security Life of Denver - Administrative and Shareholder Services

Dear Ms. Hard:

One or more series of Van Eck Worldwide Insurance Trust ("Trust") as listed on Exhibit A hereto, which may be amended from time to time (each such series or collectively, as the context may require, "Series"), are offered or are soon to be offered as investment media for variable life and annuity contracts which you offer ('Contracts").

You agree to provide the services enumerated herein to Contract holders who are beneficial owners of shares of the Series ("Contractholders"), which services are normally provided by a transfer and/or shareholder servicing agent. Such services shall consist of the following:

       1. Providing necessary personnel and facilities to establish and maintain Contractholder accounts and records.
       2. Recording and crediting debits and credits to the accounts of Contractholders in the form of cash, dividends and shares.
       3. Paying the proceeds of redemptions to Contractholders either by check or by wire.
       4. Furnishing prospectuses, proxy statements, annual and semi-annual reports to shareholders and other communications from the Series to Contractholders.*
       5. Performing such shareholder servicing as may be required, which shall include but not be limited to, responding to questions regarding account balances and other account inquiries.
       6.  Federal and state income tax withholding and reporting.
       7. Providing such other assistance and services as may reasonably be requested by the Series.

In recognition of your providing such services and the administrative cost savings thereof, the Series will pay you the fees, set forth in Exhibit A hereto ("Fees").

*Subject to the terms and conditions provided in the Participation Agreement between Security Life of Denver and the Van Eck companies dated 08/31/94.


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Ms. Carol Hard
October 10, 1997
Page 2

In the event that the investment advisory and/or administration fees received are reduced as to a Series by the Board of Trustees of the Trust pursuant to an amendment of the applicable agreement, or because, in the good faith opinion of the Series based upon an opinion of counsel reasonably acceptable to you, such payments are, will or may be in contravention or violation of any law, rule, regulation, court decision or order, out-of-court settlement of actual or threatened litigation or enforcement position of any regulatory body having jurisdiction over the Series (taken together, "Change in Law"), the Fees shall be adjusted accordingly to conform to such Change in Law on terms and conditions deemed fair and equitable by the Trust.

This Agreement is terminable without penalty upon 60 days' written notice by one party to the other. However, the Fees shall continue to be payable with respect to each Series which serves as underlying investment media for your variable accounts for a period of one hundred and eighty days.

A party shall indemnify and hold harmless ("Indemnifying Party") the other party and each of its officers, directors, trustees, employees and agents (individually and collectively an "Indemnified Party") from and against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys' fees) ("Loss") arising out of (i) any violation by the Indemnifying Party of any law, rule, regulation, court order or enforcement position of any regulatory body having jurisdiction over either party, (ii) the Indemnifying Party's performance of or failure to perform its obligations under, or in connection with, this Agreement, except that an Indemnifying Party shall have no liability to the extent such Losses result from the negligence, willful misconduct or breach of this Agreement by an Indemnified Party. In no event shall any Indemnifying Party be liable for any special, consequential or incidental damages. The indemnification under this Agreement is in addition to, and not in lieu of, any indemnification provided under the Participation Agreement entered into between the parties.

The term "Series" when it pertains to a mutual fund means and refers to the trustees from time to time serving under the Master Trust Agreement of the Trust (organized as a Massachusetts business trust), as the same may from time to time be amended. It is expressly agreed that the obligations of a Series hereunder shall not be binding upon any trustees, shareholders, nominees, officers, agents or employees of a Series personally, but bind only the assets and property of a Series.

If you are in agreement with the foregoing please sign a copy and return it to the undersigned.

Sincerely,

By:  /s/ Lincoln Rizzo
     --------------------------------------------
       Van Eck Worldwide Insurance Trust

Accepted and Agreed:

By:  /s/ Carol D. Hard
     --------------------------------------------
       ING America Equities Inc./Security Life of Denver


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Ms. Carol Hard
October 10, 1997
Page 3

Until such time as the Board of Trustees shall approve the payment of Fees by the Series, the Fees will be paid by, and constitute an obligation of, the Trust's investment adviser, Van Eck Associates Corporation.

By:  /s/ Lincoln Rizzo
     --------------------------------------------
       Van Eck Associates Corporation





cc:    Deborah Hancock
       Alex Bogaenko
       Joseph DiMaggio
       Bruce Smith
       Lino So


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                                    EXHIBIT A

Participating Series of Van Eck Worldwide Insurance Trust

1.     Worldwide Bond Fund

       Fees

       The Fee with respect to the Series shall be at the annual rate of 25 basis points (0.25%) of average daily net assets of the Series, which is calculated monthly and payable within ten days after the end of each calendar quarter.

       Average daily net assets of the Series for any month shall be calculated by totaling the aggregate investment (share net asset value multiplied by total number of shares of that series held pursuant to purchases through Security Life of Denver's products) on each business day during the month and dividing by the total number of business days during that month.

II.    Worldwide Emerging Markets Fund

       Fees

       The Fee with respect to the Series shall be at the annual rate of 25 basis points (0.25%) of average daily net assets of the Series, which is calculated monthly and payable within ten days after the end of each calendar quarter.

       Average daily net assets of the Series for any month shall be calculated by totaling the aggregate investment (share net asset value multiplied by total number of shares of that series held pursuant to purchases through Security Life of Denver's products) on each business day during the month and dividing by the total number of business days during that month.

III.   Worldwide Hard Assets Fund

       Fees

       The Fee with respect to the Series shall be at the annual rate of 25 basis points (0.25%) of average daily net assets of the Series, which is calculated monthly and payable within ten days after the end of each calendar quarter, commencing with the date of this Agreement.

       Average daily net assets of the Series for any month shall be calculated by totaling the aggregate investment (share net asset value multiplied by total number of shares of that series held pursuant to purchases through Security Life of Denver's products) on each business day during the month and dividing by the total number of business days during that month.

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IV.    Worldwide Real Estate Fund

       The Fee with respect to the Series shall be at the annual rate of 15 basis points (0.15%) of the first $50 million of average daily net assets of the Series, and 25 basis points (0.25%) of average daily net assets of the Series over $50 million, which is calculated monthly and payable within ten days after the end of each calendar quarter.

       Average daily net assets of the Series for any month shall be calculated by totaling the aggregate investment (share net asset value multiplied by total number of shares of that series held pursuant to purchases through Security Life of Denver's products) on each business day during the month and dividing by the total number of business days during that month.













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